Exhibit 99.1 February 7, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chris A. Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2006 FOURTH QUARTER FINANCIAL RESULTS

        LAKE FOREST, CA…February 7, 2007… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter and year ended December 31, 2006. Net revenues were $391.0 million in the fourth quarter of 2006, an 8.7% increase compared to net revenues of $359.7 million for the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $21.1 million or $0.49 per share (diluted), which includes the positive impact of $0.03 per share of one-time items. This compares to $19.5 million or $0.43 per share reported for the same period last year. Full year revenues increased 2.9% to $1.517 billion in 2006, compared to $1.474 billion for 2005. Net income for 2006 was $75.0 million or $1.75 per share versus $66.9 million or $1.37 per share in 2005.

        The comparison in net revenues and net income between 2006 and 2005 should consider the effect of lower Medicare reimbursement in 2006. Such reimbursement reductions include the decrease in payment for oxygen and oxygen equipment, which went into effect in April 2005, but had a partial year impact on the comparison between 2006 and 2005. Also, reimbursement for inhalation drugs was reduced as Medicare lowered the related dispensing fee, and the manufacturer-reported average sales prices, which serve as the basis for drug reimbursement, were generally lower in 2006 than in 2005. The aggregate effect of these Medicare reimbursement reductions on 2006 net revenues was $15 million. The impact to net income and net income per share for 2006 was $9.5 million and $0.22 per share, respectively.

        As noted above, net income per share for the fourth quarter and calendar year 2006 was positively impacted by $0.03 for the following non-recurring items: an income tax benefit related to the completion of the 2003 IRS audit, an excise tax refund, and the cash settlement of an insurance claim filed for losses incurred during the 2005 Katrina hurricane. The net income and net income per share comparison between 2006 and 2005 are affected by the costs of the 2005 settlement of a qui tam lawsuit. The impact of that settlement to 2005 net income and net income per share was $16.3 million and $0.33, respectively. In addition, 2005 net income per share was computed on a higher average share base as the company repurchased 7.3 million shares of its common stock in November 2005.

        Gross margins were stable in 2006 at 65.6% for both the fourth quarter of 2006 and the full fiscal year. Declines from the levels reported in 2005 are primarily attributable to the Medicare reimbursement reductions noted above and shifts in the product mix.

        The provision for doubtful accounts as a percentage of net revenue was 2.6% for 2006, compared to 3.2% in the prior year. This improvement is a direct result of increased cash collections resulting from initiatives to optimize billing processes and to increase collections of patient co-payments.

        Selling, distribution and administrative expenses were 53.0% of net revenues in 2006. Adjusted for Medicare reimbursement reductions, the expense percentage would have been 52.5%. These actual and adjusted 2006 expense ratios compare to 53.7% in 2005. The improvement is directly attributable to the realization of savings from cost control measures implemented in 2005 and in early 2006. The favorable variances in the percentages were reflected in all areas of operations, including labor and other operating expenses.

        “The objectives and strategies that we set forth at the beginning of 2006 have largely been achieved and in several areas were exceeded,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “We developed a course of action for the year that emphasized a disciplined execution of our business fundamentals. Additional emphasis was placed on developing the sales organization to drive improved sales growth. The billing and collection initiatives that were executed during 2006 had a single focus: collect cash earlier in the billing cycle. And finally, we leveraged our cost structure to lessen the effects of the Medicare reductions,” said Mr. Higby.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) were $286.3 million in 2006 compared to $270.1 million in 2005. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Liquidity and Capital

        Free cash flow was $155.7 million in 2006, up from $87.4 million in 2005. The main drivers of the increase in 2006 were a $35 million reduction in income tax payments due primarily to a favorable IRS ruling on the deductibility of interest on the company’s convertible notes, increased cash collections, and decreases in working capital requirements. The 2005 total reflects the negative impact of the cash payment of the qui tam settlement. The company has utilized its free cash flow to reduce its revolving credit line balance by $155 million during 2006, lowering the balance to $235 million at December 31, 2006.

        Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.

        Net purchases of patient service equipment in 2006 were 6.6% of net revenue versus 7.1% in 2005. Days sales outstanding (DSO) were 49 at December 31, 2006, down from 57 days at December 31, 2005.

2007 Guidance

        Management estimates that revenue growth in 2007 will be in the 4% to 5% range and that the range for net income per share (diluted) will be between $1.78 to $1.82. Free cash flow is anticipated to be in the $95 million to $105 million range. These figures include estimated 2007 Medicare reimbursement reductions which will reduce net income and net income per share by approximately $6.7 million and $0.15 per share, respectively.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With approximately $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the company’s filings with the Securities and Exchange Commission and other factors over which the company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(dollars in thousands)	2006	2005

ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$14,657	$23,304
Accounts receivable, net of allowance for doubtful accounts	211,097	226,478
Inventories, net	40,681	42,571
Other current assets	87,369	51,648

TOTAL CURRENT ASSETS	353,804	344,001

PATIENT SERVICE EQUIPMENT, NET	212,068	225,575
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	52,975	46,087
OTHER ASSETS, NET	558,985	570,235

TOTAL ASSETS	$1,177,832	$1,185,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$210,245	$166,326
Current portion of long-term debt	2,145	4,465

TOTAL CURRENT LIABILITIES	212,390	170,791

LONG-TERM DEBT, net of current portion	485,000	640,855
OTHER NON-CURRENT LIABILITIES	70,011	47,088

TOTAL LIABILITIES	767,401	858,734
STOCKHOLDERS’ EQUITY	410,431	327,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,177,832	$1,185,898

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

(dollars in thousands, except per share data)	2006	2005	2006	2005

Respiratory therapy	$265,696	$246,504	$1,033,267	$1,009,752
Infusion therapy	71,740	64,067	274,723	256,225
Home medical equipment/other	53,522	49,121	209,317	208,124

NET REVENUES	390,958	359,692	1,517,307	1,474,101

GROSS PROFIT	256,557	238,453	995,868	994,813

Provision for doubtful accounts	9,650	7,538	38,723	46,948
Selling, distribution and administrative expenses	205,659	196,120	804,365	792,177
Qui tam settlement and related costs	-	(742)	-	19,258
Amortization of intangible assets	1,056	1,765	5,080	6,941

OPERATING INCOME	40,192	33,772	147,700	129,489
Interest expense, net	6,298	7,225	29,463	22,119

INCOME BEFORE TAXES	33,894	26,547	118,237	107,370
Income tax expense	12,801	7,047	43,257	40,429

NET INCOME	$21,093	$19,500	$74,980	$66,941

Income per common share - assuming dilution	$0.49	$0.43	$1.75	$1.37

Weighted average number of common shares outstanding	43,212	45,608	42,935	48,985

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended December 31,

(dollars in thousands)	2006	2005

OPERATING ACTIVITIES
Net income	$74,980	$66,941
Items included in net income not requiring cash:
Provision for doubtful accounts	38,723	46,948
Depreciation and amortization	138,643	140,618
Deferred income taxes and other	32,109	(222)
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(3,138)	(47,986)

NET CASH PROVIDED BY OPERATING ACTIVITIES	281,317	206,299
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(125,628)	(118,867)
Proceeds from disposition of assets	778	767
Cash paid for acquisitions, including payments of deferred consideration	(8,082)	(105,471)

NET CASH USED IN INVESTING ACTIVITIES	(132,932)	(223,571)
FINANCING ACTIVITIES
Net debt (payments) proceeds	(162,030)	157,396
Capitalized debt issuance costs	(1,119)	(15)
Change in book cash overdraft included in accounts payable	(2,128)	(2,384)
Issuances of common stock	8,245	21,180
Repurchases of common stock	-	(175,000)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(157,032)	1,177

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,647)	(16,095)
Cash and cash equivalents at beginning of period	23,304	39,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,657	$23,304

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATIONS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

(dollars in thousands)	2006	2005	2006	2005

Reconciliation - EBITDA:
Reported net income	$21,093	$19,500	$74,980	$66,941
Add back: Interest expense, net	6,298	7,225	29,463	22,119
Add back: Income tax expense	12,801	7,047	43,257	40,429
Add back: Depreciation	32,510	33,854	133,563	133,677
Add back: Amortization of intangible assets	1,056	1,765	5,080	6,941

Adjusted EBITDA	$73,758	$69,391	$286,343	$270,107

Reconciliation - Free Cash Flow:
Net cash provided by operating activities	$91,380	$78,156	$281,317	$206,299
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(34,911)	(26,745)	(125,628)	(118,867)

Free cash flow	$56,469	$51,411	$155,689	$87,432

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